Exhibit 10(a)

                                 FIRST AMENDMENT
                          TO THE AON STOCK OPTION PLAN
                      AS AMENDED AND RESTATED THROUGH 1997


      THIS FIRST AMENDMENT ("First Amendment") TO THE AON STOCK OPTION PLAN AS AMENDED AND RESTATED THROUGH 1997 (the "Plan") is hereby made effective as of the 19th day of March, 1999.

                                 R E C I T A L S


      WHEREAS, the Company deems it in the best interests of the Company to amend certain provisions of the Plan to clarify existing policies, practices and procedures; and

      WHEREAS, the Company desires to make available to participants in the Plan certain deferral features.

      NOW, THEREFORE, the Plan is hereby amended as follows:

1. All references in the Plan to "paragraph" when used in conjunction with a specific paragraph number, e.g., "paragraph" 7, shall be changed to "Section."

2. Section 2 of the Plan is hereby amended by deleting the second and third sentences and inserting the following:

            "Since the adoption of the Plan in 1982, after giving effect to subsequent additions approved by shareholders and stock splits, the aggregate number of shares of Common Stock which may be issued pursuant to options granted under the Plan shall be 23,250,000. The administration of the Plan, agreements relating to Grants, including but not limited to agreements governing unfair competition, forms, practices, procedures, all questions involving the eligibility for Grants, interpretations of the provisions of the Plan, or the operation of the Plan shall be decided by the Committee."

3. Section 4 of the Plan is hereby amended by adding the following as a final sentence:

            "The Committee in its sole discretion may satisfy its liability under this Section 4 by making a cash payment equal to the Fair Market Value of the shares of Common Stock to be delivered."





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4.    Section 6 is hereby amended by adding the following as a final sentence:

            "Any Participant who terminates employment, other than by death or disability, will be permitted to exercise any vested shares for a period of 30 days immediately following the Participant's termination of employment, after which any vested shares will be forfeited."

5.    Section 7 is hereby amended by deleting the following sentence:

            "Shares subject to a Grant shall not be delivered to the Participant until such time as such payment has been made."

6. Section 15 is hereby amended by adding the following as new second and third paragraphs, and moving the current second paragraph to be the fourth paragraph:

            "To the extent any shares of Common Stock covered by a Grant are not delivered to a Participant or beneficiary because the Grant was forfeited or canceled, or the shares of Common Stock are not delivered because the Grant or exercise of the option is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

            If the exercise price of any Grant under this Plan is satisfied by tendering shares of Common Stock to the Corporation (by either actual delivery of by attestation), only the number of shares of Common Stock issued net of shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan."

7.    There is added a new Section 16 as follows:

            "The Committee may, in its discretion and subject to such rules as it may adopt, permit a Participant to defer all or a portion of such shares otherwise deliverable pursuant to an exercise of a Grant."


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